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                                                                    EXHIBIT 6.11

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") effective January 1, 2000, between INTERGLOBAL WASTE MANAGEMENT, INC., a California corporation (the "Company"), with its principal office located at 15165 Ventura Boulevard, Suite 425, Sherman Oaks, California 91403, and Harold A. Katersky (the "Executive"), with reference to the following:

                                    RECITALS

        A. Executive is currently employed by the Company in an executive capacity.

        B. Company and Executive desire to enter into an employment agreement.

        NOW, THEREFORE, in consideration of the foregoing mutual covenants and conditions contained herein, the parties agree as follows:

                                    AGREEMENT

        1. RECITALS. The Recitals set forth in Paragraphs A and B above are hereby incorporated herein by this reference.

        2. EMPLOYMENT. Company hereby employs Executive, and Executive hereby accepts such employment in the capacity of Chairman of the Board, under the terms and subject to the conditions set forth herein.

        3. CAPACITIES AND DUTIES.

                  3.1 Executive shall be employed and shall serve and report directly to the Board of Directors of the Company (the "Board"). Subject to the discretion of the Board, Executive shall have the full authority and responsibility to operate and manage, on a day-to-day basis, the business and affairs of the Company, and shall perform such other duties and responsibilities as are currently prescribed by the Bylaws of the Company and which are customarily vested in the office of Chairman of the Board of a corporation, including the accomplishment or performance of all services, acts or things necessary or advisable to manage and conduct the day to day business of the Company, subject at all times to the policies set by the Board. Should, at any time, the Board modify, alter or impose alternative duties upon the Executive, or otherwise limit, restructure or revise the duties or authorities of the office of Chairman of the Board without the prior written
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agreement of the Executive, then it will be as if the Board has terminated the
Executive "without cause" and Paragraph 7.3 of this Agreement shall control.

                  3.2 Company understands and acknowledges that Executive may, from time to time, during the Term of this Agreement have interests in one or more other entities. Although it is anticipated that Executive will devote a substantial amount of time, business energy and efforts faithfully and diligently to promote the Company's interests, Executive shall, nevertheless, be entitled to devote time and effort to any other business interests which he may currently have or hereinafter acquire.

                  3.3 Except for routine travel incident to the business of the Company, Executive shall perform his duties and obligations under this Agreement principally from the Company's corporate office located in Camarillo, California, or the immediately surrounding areas.

        4. TERM. This Agreement shall be effective as of January 1,2000 (the "Effective Date") and shall terminate, unless sooner terminated as provided in this Agreement on December 31, 2006 (the "Term").

        5. COMPENSATION.

                  5.1 Base Salary.

                        5.1.1 As compensation for services rendered under this Agreement, the Company shall pay to Executive as a base salary (the "Base Salary") as set forth in Paragraph 5.1.2 below during the Term of this Agreement, payable in accordance with the normal payroll procedures of the Company.

                        5.1.2 The Base Salary shall be Three Hundred Fifty Thousand Dollars ($350,000.00) per year, which shall be increased annually, on the first day of each new calendar year during the term of Executive's employment by an amount equal to seven percent (7%) of the prior year's Base Salary.

                        5.1.3 The Company may deduct from the Base Salary and any other compensation provided hereunder, amounts sufficient to cover applicable federal, state and/or local income tax withholdings and any other amounts which the Company is required to withhold by applicable law or under the terms of any benefit plan of the Company in place from time to time.

                  5.2 Incentive Bonus. Beginning with the fiscal year 2000 and each fiscal year thereafter, Executive shall be entitled to a bonus of one percent (1.0%) of all pre-tax income earned by the Company. Said bonus shall be payable in cash (less any applicable federal and state taxes) thirty (30) days after the close of the books of the Company for that fiscal year. However, at no time shall any such bonus be less than fifty thousand dollars in any year.



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                  5.3 Benefit

                        5.3.1 Vacation. Executive shall be entitled to four (4) weeks' paid vacation after the first year of employment and 6 weeks' paid vacation for each calendar year thereafter during Executive's employment; PROVIDED, HOWEVER, that vacation shall only be taken at such times as will not interfere with the necessary performance of Executive's duties and obligations under this Agreement and shall be governed by the Company's general policies regarding employee vacations.

                        5.3.2 Other Benefits: Insurance. During the term of Executive's employment under this Agreement, if and to the extent eligible, Executive shall be entitled to participate in all operative employee benefit and welfare plans of the Company then in effect ("Company Executive Benefit Plans"), including, to the extent then in effect, group life, medical, disability and other insurance plans, all on the same basis generally applicable to the executives of the Company; PROVIDED, HOWEVER, that nothing contained in this Paragraph shall, in any manner whatsoever, directly or indirectly, require or otherwise prohibit the Company from amending, modifying, curtailing, discontinuing or otherwise terminating any Company Executive Benefit Plan at any time.

                        5.3.3 Reimbursement. Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses incurred in connection with the performance of the duties and obligations provided for in this Agreement. This shall include the cost and operation of an automobile of Executives choice. Reimbursement shall be paid upon prompt presentation of expense statements or vouchers and such other supporting information as the Company may from time to time require and shall be governed by the Company's general policies covering expense reimbursements.

                        5.3.4 Perquisites. During the Employment Term, the Executive shall be entitled to participate in all fringe benefits and perquisites available to senior executives of the Company at levels, and on terms and conditions, that are commensurate with his positions and responsibilities at the Company, and shall receive such additional fringe benefits and perquisites as the Company may, in its discretion, from time to time provide.

                        5.3.5 Life Insurance. The Company agrees that it shall, within sixty (60) days from the date of this Agreement, purchase life insurance on the life of the Executive in the amount of $1,000,000, with the Company named as beneficiary.

                  5.4 Options. The Company anticipates going public in the near future. Executive is granted every year of his employment options on 1,000,000 shares at the lowest price of the shares sold in the previous twelve months.


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        6. TRADE SECRETS AND RELATED MATTERS.

                  6.1 Nondisclosure. Executive will not at any time during the term hereof and for the three (3) year period thereafter, in any fashion, form, or manner, unless specifically consented to in writing by the Company, either directly or indirectly, use, divulge, disclose or communicate to any person, firm or corporation, any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of the Company not available generally and not known to competitors of the Company or other third parties unaffiliated with the Company (the "Trade Secrets "), except in the ordinary course of the Company's business. All equipment, notebooks, documents, memoranda, report, files, samples, books, correspondence, lists, other written and graphic records, and the like, affecting or relating to the business of the Company, which Executive shall prepare, use, construct, observe, possess or control, shall be and remain the Company's sole property. Executive's obligation under the preceding sentence shall continue in effect after the end of Executive's employment with the Company and the obligations shall be binding on Executive's assigns, heirs, executors, administrators and other legal representatives.

                  6.2 Executives. During the term hereof, and for a three (3) year period thereafter, Executive shall not induce or attempt to induce any employee, consultant or other personnel of Company to terminate his or her relationship or breach his or her agreements with the Company. Executive covenants and agrees that, during his employment with Company, he shall not, directly or indirectly, either individually or as an employee, principal, agent, partner, shareholder, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity, participate in, become associated with, provide assistance to, engage in or have a financial or other interest in any business, activity or enterprise which is competitive with Company or any successor or assign of Company. The ownership of less than a two percent (2%) interest in a corporation whose shares are traded in a recognized stock exchange or traded in the over-the-counter market, even though that corporation may be a competitor of Company, shall not be deemed financial participation in a competitor.

                  6.3 Return of Corporate Property and Trade Secrets. Upon termination of this Agreement for any reason, Executive, or his estate in the event of his death, shall turn over to the Company all correspondence, property, writings or documents then in his possession or custody belonging to or relating to the affairs of the Company or any of its subsidiaries or affiliates or comprising or relating to the Trade Secrets.

        7. TERMINATION OF EMPLOYMENT.

                  7.1 Termination in Case of Death or Disability of Executive.
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                        7.1.1 This Agreement shall terminate immediately upon
the death of Executive and upon delivery to Executive of written notice of termination by the Company if Executive suffers a physical or mental disability which renders Executive, in the good faith judgment of a qualified physician mutually acceptable to the Board of Directors of the Company and Executive, unable to perform his duties for a period in excess of three (3) consecutive months or six (6) months in any one (1) year period.

                        7.1.2 Upon termination of this Agreement pursuant to Paragraph 7.1.1, the Company shall pay to the Executive or the Executive's estate, as applicable, on the Termination Date (as defined in Paragraph 7.5 below), a lump-sum payment of an amount equal to all accrued and unpaid salary and other compensation payable to the Executive by the Company and all accrued and unused vacation pay payable to the Executive by the Company with respect to services rendered by the Executive to the Company through the Termination Date. As to the Incentive Bonus, the following shall apply:

                                7.1.2.1 Executive shall be entitled to the
Incentive Bonus then due and unpaid as of the Termination Date; PLUS

                                7.1.2.2 If the Termination Date falls in the
fourth quarter of the calendar year, Executive shall be entitled to the Incentive Bonus for the entire calendar year in which the Termination Date falls to be paid at the same time as it would otherwise have been paid in accordance with the provisions of Paragraph 5.2 hereinbefore; OR

                                7.1.2.3 If the Incentive Bonus falls within the
first three (3) calendar quarters of the year, the Incentive Bonus, as finally determined for such year, shall be prorated based upon the number of days from the beginning of the year through the Termination Date to be paid at the same time as it would otherwise have been paid in accordance with the provisions of Paragraph 5.2 hereinbefore.

                  7.2 Termination by the Company for Cause.

                        7.2.1 This Agreement shall terminate immediately upon delivery to Executive of written notice of termination by the Company for "cause" based upon any occurrence of any of the below-described events if Executive.

                                7.2.1.1 Executive's conviction, guilty or no
contest or comparable plea of or to any felony involving the embezzlement, theft or misappropriation of monies or other property or moral turpitude, or his commission of any fraud, theft, embezzlement, or misappropriation against the Company or any of its subsidiaries or affiliates.

                                7.2.1.2 The willful and continued neglect and
abandonment by Executive of substantially all of his duties hereunder or material breach of this Agreement by Executive,



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but only if such neglect, abandonment and/or breach continues for twenty (20)
days following receipt by the Executive of notice from the Company specifying such breach and demanding that Executive cure same.

                        7.2.2 The written notice of termination required by this Paragraph shall specify the grounds for the termination and shall be supported by a statement of the relevant facts.

                        7.2.3 Upon termination of this Agreement pursuant to this Paragraph, the Company shall pay to the Executive, on the Termination Date in a lump sum, all accrued and unpaid salary, and other compensation payable to the Executive by the Company, and all accrued and unused vacation pay payable to the Executive by the Company with respect to services rendered by the Executive to the Company through the Termination Date and any Incentive Bonus then due and unpaid.

                  7.3 Termination by the Company Without Cause. The Company shall have no right to terminate Executive "without cause."

                  7.4 Termination by Executive.

                        7.4.1 Executive may voluntarily terminate his employment at any time for good cause. Executive shall have "good cause" to voluntarily terminate his employment if:

                                7.4.1.1 Executive has not been guilty of conduct
set forth under the "for cause" provisions in Paragraph 7.2 hereinabove; or

                                7.4.1.2 The Company is in material breach of the
Agreement, has received written notice of such breach by Executive, and has failed to cure same within thirty (30) days of receipt of such written notice.

                        7.4.2 In the event Executive voluntarily terminates his employment with the Company, and has good cause for same, his compensation shall be the same as if the Company terminated Executive by reason of death or disability, in accordance with the provisions of Paragraph 7.1 hereinabove.

                        7.4.3 Executive may voluntarily terminate his employment at any time by providing sixty (60) days' prior notice to the Company.

                        7.4.4 In the event that Executive terminates his employment without good cause, he shall be entitled to receive the same compensation and benefits provided under Paragraph 7.2 hereinabove, other than the Incentive Bonus.



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                  7.5 Termination Date. For purposes of this Paragraph, the
term, "Termination Date" shall mean that date on which the Executive's employment is terminated pursuant to this Paragraph.

                  8.0 INJUNCTIVE RELIEF. Each of Executive and the Company hereby recognizes, acknowledges and agrees that in the event of any breach by either party of any of their respective covenants, agreements, duties or obligations hereunder, the other party would suffer great and irreparable harm, injury and damage, would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by it or him as a result of such breach, and the non-breaching party would not be reasonably or adequately compensated in damages in any action at law. Each of the parties therefore agrees that, in addition to any other remedy it or he may have at law, in equity, by statute or otherwise, in the event of any breach by the other party of any of the covenants, agreements, duties or obligations hereunder, the non-breaching party shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the rights of the non-breaching party or any of the covenants, agreements, duties or obligations of it or him hereunder, or otherwise to prevent the violation of any of the terms or provisions hereof, all without the necessity of proving the amount of any actual damage to the non-breaching party of any of the rights which either of them may have against the other at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by the breaching party of any of their respective covenants, agreements, duties or obligations hereunder.

        9. MISCELLANEOUS.

                  9.1 Entire Agreement. This Agreement contains the entire understanding of the parties hereto relating to the subject matter hereof and cannot be charged or terminated except in writing signed by both Executive and Company.

                  9.2 Notices. All notices, requests and other communications (collectively, "Notices") given pursuant to this Agreement shall be in writing, and shall be delivered by facsimile transmission with a copy delivered by personal services or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

        If to the Company:     Interglobal Waste Management, Inc.
                               15165 Ventura Boulevard
                               Suite 425
                               Sherman Oaks, California 91423

        If to Executive:       Harold A. Katersky
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                               508 West Stafford Rd.
                               Thousand Oaks, California 91361

Any Notice shall be deemed duly given when received by the addressee thereof, PROVIDED THAT ANY NOTICE sent by registered or certified mail shall be deemed to have been duly given three (3) days from the date of deposit in the United States mails, unless sooner received. Any party may from time to time change its address for further Notices hereunder by giving written notice to the other party in the manner prescribed in this Paragraph.

                  9.3 Governing Law. This Agreement has been made and entered into in the State of California and shall be construed in accordance with the laws of the State of California without regard to the conflict of laws principles thereof.

                  9.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  9.5 Severable Provisions. The provisions of this Agreement are severable, and if any one or more provisions are determined to be judicially unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

                  9.6 Successors and Assigns. This Agreement and all obligations and benefits of Executive and the Company hereunder shall bind and inure to the benefit of Executive, the Company, their respective affiliates, and their respective successors and assigns.

                  9.7 Amendments and Waivers. No amendment or waiver of any term or provision of this Agreement shall be effective unless made in writing. Any written amendment or waiver shall be effective only in the instance given and then only with respect to the specific term or provision (or portion thereof) of this Agreement to which it expressly relates, and shall not be deemed or construed to constitute a waiver of any other term or provision (or portion thereof) waived in any other instance.

                  9.8 Title and Headings. The tides and headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.



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        IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.


Company:                               Interglobal Waste Management,
                                       a California corporation


                                       By: /s/ [Signature Illegible]
                                          --------------------------------------

                                       Its: President/CEO
                                          --------------------------------------

                                       /s/ HAROLD A. KATERSKY
Executive:                             -----------------------------------------
                                       HAROLD A. KATERSKY